Exhibit 99.1

OPTICAL CABLE CORPORATION
5290 Concourse Drive
Roanoke, VA 24019
(Nasdaq GM: OCCF)
www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Jaime Wert
(212) 355-4449 ext. 127	(212) 355-4449 ext. 173
asiegel@joelefrank.com	jwert@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL THIRD QUARTER 2008 FINANCIAL RESULTS

Net Sales Increased 40.4% and Gross Profit Increased 31.8% in Third Quarter

Due to Organic Growth and Acquisition of SMP Data Communications

ROANOKE, VA, September 15, 2008 — Optical Cable Corporation (Nasdaq GM: OCCF) today announced financial results for its fiscal third quarter and the nine months ended July 31, 2008. The Company recorded significant increases in both net sales and gross profit as a result of organic growth and the acquisition of SMP Data Communications during the quarter.

Third Quarter 2008 Financial Results

Net sales for the third quarter of fiscal 2008 increased 40.4% to $16.4 million compared to net sales of $11.7 million for the comparable period last year. Optical Cable’s net sales growth during the third quarter was achieved over a broad customer base and product mix, with notable increases in both commercial and specialty markets. The acquisition of SMP Data Communications on May 30, 2008 added $3.3 million to Optical Cable’s net sales during the third quarter.

Exclusive of the impact of the acquisition, the Company’s net sales increased 11.7% to $13.1 million for the third quarter of fiscal year 2008. Net sales to customers outside of the United States showed substantial strength in the third quarter of fiscal year 2008, increasing 16.9%

Optical Cable Corp. – Third Quarter 2008 Earnings Release

compared to the same period last year, as did net sales to customers located in the United States, which increased 9.6%, in both cases exclusive of the net sales generated by the product lines of SMP Data Communications.

Gross profit increased 31.8% to $6.2 million in the third quarter of fiscal 2008, up from $4.7 million in the third quarter of fiscal 2007. Gross profit as a percentage of net sales (or gross profit margin) for the third quarter of fiscal 2008 decreased to 37.7% compared to 40.2% for the third quarter of fiscal 2007. Optical Cable’s lower gross profit margin reflected the fact that SMP Data Communications has historically had gross profit margin percentages lower than the historical gross profit margins of Optical Cable Corporation. Gross profit margin during the quarter was also impacted by accounting rules requiring the finished goods inventory acquired in the acquisition to be recorded at approximate net selling price, reducing the gross profits normally realized upon the sale of such inventory.

Exclusive of the impact of the acquisition of SMP Data Communications, Optical Cable’s gross profit margin increased to 42.0% during the third quarter of fiscal 2008 compared to 40.2% for the same period last year.

Net income decreased to $482,000, or $0.08 per basic and diluted share, for the third quarter of fiscal year 2008, as compared to net income of $538,000, or $0.09 per basic and diluted share, for the same period last year.

Fiscal Year-to-Date 2008 Financial Results

Net sales for the first nine months of fiscal year 2008 increased 32.6% to $42.6 million compared to net sales of $32.1 million for the first nine months of fiscal year 2007. The acquisition of SMP Data Communications added $3.3 million to Optical Cable’s net sales during the first nine months of fiscal 2008.

Exclusive of the impact of the acquisition of SMP Data Communications, Optical Cable’s net sales for the first nine months of fiscal 2008 increased 22.2% to $39.2 million from $32.1 million for the same period in fiscal 2007. Net sales to customers outside of the United States were strong during the first nine months of fiscal year 2008, increasing 43.2% compared to the same period last year, as were net sales to customers located in the United States, which increased 13.8%, in both cases exclusive of the net sales generated by the product lines of SMP Data Communications.

Gross profit increased 47.0% to $17.3 million for the first nine months of fiscal year 2008 from $11.7 million for the same period in fiscal year 2007. Gross profit margin was 40.6% for the nine months ended July 31, 2008, compared to 36.6% for the same period in fiscal 2007.

Exclusive of the impact of the acquisition of SMP Data Communications, Optical Cable’s gross profit increased 41.0% to $16.6 million for the nine months ended July 31, 2008, compared to $11.7 million for same period last year. Optical Cable’s gross profit margin increased to 42.2% for the first nine months of fiscal 2008, compared to 36.6% for the same period last year, exclusive of the impact of the acquisition.

Optical Cable Corp. – Third Quarter 2008 Earnings Release

Optical Cable Corporation increased net income to $2.2 million, or $0.37 per basic and diluted share, for the nine months ended July 31, 2008, as compared to net income of $442,000, or $0.07 per basic and diluted share, for the same period last year.

Management’s Comments

“We are pleased that Optical Cable continues to show significant net sales growth both in our U.S. and international markets despite weakness in the global economy. The Optical Cable team has increased sales both organically and through the recent acquisition of SMP Data Communications, demonstrating the success of our global growth strategy and the benefits of the recently completed acquisition,” stated Neil Wilkin, President and CEO of Optical Cable Corporation.

“This marks the fifth consecutive quarter in which Optical Cable has increased net sales and gross profit compared to the same period in the prior year. The acquisition of SMP Data Communications has enabled Optical Cable to offer an integrated suite of cabling and connectivity solutions which, together with our other strategic and marketing initiatives, position Optical Cable for strong financial performance and shareholder value creation,” stated Mr. Wilkin.

Company Information

Optical Cable Corporation is a leading manufacturer of a broad range of fiber optic cable and data communication connectivity solutions, and offers an integrated suite of high quality, warranted cabling and connectivity products, primarily for the enterprise market. The Company’s product offerings include designs for uses ranging from commercial, enterprise network and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining and broadcast applications. Optical Cable Corporation products are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

Optical Cable Corporation is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. In May 2008, the Company acquired SMP Data Communications, a company internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, Optical Cable Corporation is headquartered in Roanoke, Virginia with offices and manufacturing and warehouse facilities located both in Roanoke, Virginia and near Asheville, North Carolina. The Company primarily manufactures its high quality fiber optic cables at its ISO 9001:2000 registered and MIL-STD-790F certified facility located in Roanoke, Virginia and its high quality connectivity products at its ISO 9001:2000 registered facility located near Asheville, North Carolina.

Optical Cable Corp. – Third Quarter 2008 Earnings Release

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers; corporate and/or government spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber, copper and other precious metals, and plastics and other materials affected by petroleum product pricing); fluctuations in transportation costs; the Company’s dependence on customized equipment for the manufacture of its products and a limited number of production facilities; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; the loss of or conflict with one or more key suppliers or customers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; changes in end-user preferences for competing technologies, including copper cable and wireless, relative to fiber optic cable; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, and any current or potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; inability to recruit needed personnel; poor labor relations; the inability to successfully integrate the operations of the Company’s new subsidiary; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to successfully comply with, and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which apply to the Company; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or its market position; actions by customers adversely affecting the Company in reaction to the expansion of its product offering in any manner, including, but not limited to, by offering products that compete with its customers, and/or by entering into alliances with, making investments in or with, and/or acquiring parties that compete with and/or have conflicts with customers of the Company; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; economic downturns and/or changes in market demand, exchange rates, productivity, or market and economic conditions in the areas

Optical Cable Corp. – Third Quarter 2008 Earnings Release

of the world in which the Company operates and markets its products, and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2008 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2008	2007	2008	2007
Net sales	$16,415	$11,694	$42,572	$32,103
Cost of goods sold	10,221	6,992	25,301	20,357

Gross profit	6,194	4,702	17,271	11,746
SG&A expenses	5,481	3,862	13,867	11,046
Amortization of intangible assets	161	—	161	—

Income from operations	552	840	3,243	700
Interest income (expense), net	(78)	13	(10)	2
Other, net	274	—	259	2

Other income, net	196	13	249	4

Income before income taxes	748	853	3,492	704
Income tax expense	266	315	1,270	262

Net income	$482	$538	$2,222	$442

Net income per share:
Basic and diluted	$0.08	$0.09	$0.37	$0.07

Weighted average shares outstanding:
Basic	6,043	6,196	6,062	6,090

Diluted	6,044	6,209	6,062	6,100

—MORE—

Optical Cable Corp. – Third Quarter 2008 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31, 2008	October 31, 2007
Cash and cash equivalents	$2,514	$3,139
Trade accounts receivable, net	11,497	9,057
Inventories	11,699	7,340
Other current assets	2,813	1,279

Total current assets	$28,523	$20,815
Non-current assets	23,625	16,466

Total assets	$52,148	$37,281

Current liabilities	$7,481	$4,878
Non-current liabilities	9,936	425

Total liabilities	$17,417	$5,303
Total shareholders’ equity	34,731	31,978

Total liabilities and shareholders’ equity	$52,148	$37,281

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